Exhibit 99.2

Form of Transaction Support Agreement

This TRANSACTION SUPPORT AGREEMENT (the “Agreement”), dated as of April 8, 2026, is entered into by and among Odyssey Marine Exploration, Inc., a Nevada corporation (the “Corporation”), American Ocean Minerals Corporation, a Delaware corporation (“AOM”), and the undersigned shareholder of the Corporation (the “Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Shareholder is the record and/or beneficial owner of the number of shares of Odyssey Common Stock set forth on Schedule A hereto (together with such additional shares of Odyssey Common Stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Shareholder after the date hereof until the Termination Date (as defined below), the “Voting Shares”);

WHEREAS, concurrently with the execution of this Agreement, the Corporation, AOM and Oceanus Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of the Corporation (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of April 8, 2026 (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into AOM (the “Merger”), with AOM surviving the Merger as a wholly owned Subsidiary of the Corporation; and

WHEREAS, as a condition and inducement to the willingness of the Corporation and AOM to enter into the Merger Agreement, the Corporation has required that the Shareholder agree, and Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  Agreement to Vote. During the period commencing on the date of this Agreement and continuing until the Termination Date (such period, the “Term”), Shareholder hereby irrevocably and unconditionally agrees solely with the Corporation (and not with any other Shareholder), that, at any meeting of the shareholders of the Corporation (whether annual or special and whether adjourned or postponed), however called, or by written consent of the shareholders of the Corporation, the Shareholder shall: (a) appear at such meeting in person or by proxy, or otherwise cause its Voting Shares to be counted as present thereat for the purpose of establishing a quorum; and (b) vote (or consent), or cause to be voted (or consented), all of its Voting Shares: (i) in favor of (A) the Odyssey Share Issuance, the Odyssey Articles Amendment, and any other Transaction Proposal, and (B) any other action or matter reasonably necessary or advisable to consummate the other transactions contemplated by the Merger Agreement; (ii) without limitation of clause (i), in favor of any proposal to adjourn or postpone any meeting of the shareholders of the Corporation at which any of the matters described in clause (i) are submitted for approval, to a later date if there are insufficient votes to approve such matters at the time such meeting is held; and (iii) against: (A) any transaction involving the acquisition by any third party of any equity interests in, or a material portion of the assets of, the Corporation; (B) any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination involving the Corporation; (C) any action, proposal, or transaction that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect any of the transactions contemplated by the Merger Agreement or this Agreement, or that would result in a material breach of any covenant, representation or warranty, or other obligation or agreement of the Corporation or any of its Subsidiaries under the Merger Agreement; (D) any change in the capitalization or dividend policy of the Corporation, or any amendment or other change to the Corporation’s articles of incorporation or bylaws (other than as expressly permitted or required by the Merger Agreement); and (E) any other change in the Corporation’s corporate structure or business except as expressly permitted by the Merger Agreement.
  No Inconsistent Agreements. Shareholder hereby represents, covenants, and agrees that, except for this Agreement: (a) Shareholder has not entered into and shall not enter into any voting agreement, voting trust, proxy, or similar agreement or understanding with respect to any of its Voting Shares; (b) Shareholder has not granted and shall not grant, prior to the Termination Date, any proxy, consent, or power of attorney with respect to any of its Voting Shares other than as expressly contemplated by Section 1 or Section 4; (c) Shareholder has not given and shall not give, prior to the Termination Date, any voting instructions or authorizations that are inconsistent with the obligations set forth in Section 1 with respect to any of its Voting Shares; and (d) Shareholder has not taken and shall not take any action that would reasonably be expected to (i) result in a breach of this Agreement, (ii) render any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect, or (iii) prevent, impair, or delay the performance by Shareholder of any of its obligations under this Agreement.
  Transfer of Voting Shares.
(a)	During the Term, Shareholder agrees that it shall not, directly or indirectly, Transfer (as defined below) (whether voluntarily or involuntarily), or enter into any Contract or arrangement with respect to the Transfer of, any Voting Shares or any interest therein (including any transfer of the economic consequences of ownership of such Voting Shares, whether by hedging, cash settlement or otherwise), except as expressly permitted by this Agreement. Notwithstanding the foregoing, the following Transfers (each, a “Permitted Transfer”) shall be permitted: (i) if the Shareholder is an individual, Transfers of Voting Shares to any trust for the direct benefit of such Shareholder or one or more members of the immediate family of such Shareholder; (ii) if the Shareholder is an individual, Transfers of Voting Shares by will, other testamentary document, or intestate succession to a legal representative, heir, beneficiary, or member of the immediate family of such Shareholder; (iii) if the Shareholder is an individual, Transfers occurring by operation of Law pursuant to a qualified domestic relations order or in connection with a divorce settlement; (iv) Transfers of Voting Shares to an Affiliate of Shareholder; and (v) if the Shareholder holds stock options or restricted stock units of Odyssey, Transfers of Voting Shares issued upon the exercise, settlement or vesting of such stock options or restricted stock units, in each case, solely to the extent necessary to (A) pay the exercise price thereof and/or (B) satisfy applicable Tax withholding obligations; provided, however, that any Permitted Transfer described in clauses (i) through (iv) shall be permitted only if, as a condition precedent to such Transfer, the transferee executes and delivers to the Corporation a joinder to this Agreement pursuant to which such transferee agrees to be bound by, and assume all obligations of the transferring Shareholder under, this Agreement with respect to the Voting Shares so transferred. Any Transfer or attempted Transfer of Voting Shares in violation of this Agreement shall be null and void ab initio.
(b)	In the event of any involuntary Transfer of Voting Shares, the transferee shall take and hold such Voting Shares subject to all of the restrictions, rights and obligations under this Agreement until the valid termination hereof.
(c)	For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance, hypothecation, grant of a security interest in, gift, distribution, or other disposition of Voting Shares or any interest therein, whether by operation of Law or otherwise.
  Further Assurances; Disclosure. From time to time and without additional consideration, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional instruments and shall take such further actions as the Corporation may reasonably request in order to carry out the intent and purposes of this Agreement. Without limiting the foregoing, Shareholder hereby authorizes the Corporation and AOM to disclose, in any public filing made in connection with the Merger Agreement and the transactions contemplated thereby, and in any other announcement or disclosure required by applicable Law, (a) Shareholder’s identity, (b) Shareholder’s beneficial ownership of the Voting Shares, and (c) the nature of such Shareholder’s obligations under this Agreement. Shareholder further authorizes the Corporation or AOM to file this Agreement as an exhibit to any filing required to be made by the Corporation or AOM with the SEC in connection with the Merger Agreement and the transactions contemplated thereby.
  Actions; Waiver of Claims. Shareholder hereby agrees that it shall not commence, maintain, or participate in, and shall cause its Affiliates not to commence, maintain, or participate in, any action, claim, or proceeding, whether direct, derivative, representative, or otherwise (each, an “Action”), against the Corporation, AOM, Merger Sub, or any of their respective Affiliates, or any of their respective directors, officers, or members, arising out of or relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement, or the consummation of the transactions contemplated thereby (the “Transactions”), including any Action: (i) challenging the validity or enforceability of, or seeking to enjoin the operation of, any provision of this Agreement; or (ii) alleging any breach of fiduciary duty by the board of directors of the Corporation in connection with the Merger Agreement or the Transactions. Shareholder further agrees to take all actions necessary to opt out of any class or collective action relating to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 5 shall limit or restrict Shareholder from participating as a defendant or asserting counterclaims in response to any Action commenced against Shareholder relating to this Agreement, the Merger Agreement, or the Transactions.
  Termination. This Agreement shall terminate upon the earliest to occur of (such earliest date, the “Termination Date”): (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the termination of this Agreement by mutual written consent of the parties hereto; (d) the time that the Odyssey Board effects an Adverse Recommendation Change in accordance with the Merger Agreement; or (e) any amendment or modification of any provision of the Merger Agreement that: (i) increases the amount or changes the form of the Merger Consideration in any material respect; and (ii) is not approved by the Odyssey Special Transaction Committee; provided, that the provisions set forth in Sections 6 and 10 to 20 shall survive the termination of this Agreement; and provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
  Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to the Corporation, as of the date hereof, with respect to itself only, as follows:
(a)	Organization. Shareholder, if not an individual, is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.
(b)	Authority. Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar Laws affecting creditors’ rights generally and general principles of equity (the “Bankruptcy and Equity Exception”). No other action or proceeding on the part of Shareholder, or, if not an individual, any of its governing bodies or equityholders, is necessary to authorize the execution, delivery, or performance of this Agreement.
(c)	No Conflicts. Neither the execution and delivery of this Agreement by Shareholder, nor the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, will: (i) violate, conflict with, or result in a breach of or default under any Contract to which Shareholder is a party; (ii) violate any applicable Law or Order; or (iii) if not an individual, conflict with or violate the organizational or governing documents of Shareholder, except, in each case, for conflicts, violations, or defaults that would not materially impair the ability of Shareholder to perform its obligations under this Agreement.
(d)	Consents and Approvals. No consent, approval, order, authorization, or filing with or notification to any Governmental Entity is required to be obtained or made by Shareholder in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for those that would not reasonably be expected to materially and adversely affect such Person’s ability to perform its obligations under this Agreement.
(e)	Ownership of Voting Shares. Shareholder is the record and beneficial owner of, and has good and marketable title to, the shares of Odyssey Common Stock that constitute Shareholder’s Voting Shares, free and clear of all Liens, other than (i) Liens created by this Agreement, (ii) restrictions on transfer of general applicability under applicable securities Laws, or (iii) restrictions that do not impair Shareholder’s ability to perform its obligations hereunder. Shareholder does not beneficially own any Voting Shares other than those constituting its Voting Shares as of the date hereof. None of such Voting Shares are subject to any voting trust, proxy, or other agreement or arrangement with respect to the voting of such Voting Shares, except as contemplated by this Agreement.
(f)	Reliance. Shareholder understands and acknowledges that the Corporation and AOM are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder and the representations, warranties, covenants, and obligations contained herein. Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing and understands that the Merger Agreement governs the terms of the Merger and the Transactions.
(g)	No Actions. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder or any of its Affiliates, and no Order binding upon Shareholder or any of its Affiliates, in each case, that would reasonably be expected to (i) question the ownership of Shareholder’s Voting Shares (as applicable), (ii) challenge the validity or enforceability of this Agreement, or (iii) impair the ability of Shareholder to perform its obligations under this Agreement.
  Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Shareholder, as of the date hereof, as follows:
(a)	Organization. The Corporation is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.
(b)	Authority. The Corporation has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No further corporate action or proceeding on the part of the Corporation or its board of directors is required to authorize the execution, delivery, or performance of this Agreement.
(c)	No Conflicts. Neither the execution and delivery of this Agreement by the Corporation, nor the performance by the Corporation of its obligations hereunder or the consummation of the transactions contemplated hereby, will: (i) violate, conflict with, or result in a breach of or default under any Contract to which the Corporation is a party; (ii) violate any applicable Law or Order; or (iii) conflict with or violate the articles of incorporation or bylaws of the Corporation, except, in each case, for conflicts, violations, or defaults that would not materially impair the ability of the Corporation to perform its obligations under this Agreement.
(d)	Consents and Approvals. Except as otherwise set forth in the Merger Agreement, neither the execution and delivery of this Agreement by the Corporation nor the performance by the Corporation of its obligations hereunder or the consummation of the transactions contemplated hereby requires the Corporation to obtain any consent, approval, order, waiver, authorization, or permit of, or to make any filing with or notification to, any Governmental Entity, except for such consents, approvals, filings, or notifications the failure of which to obtain or make would not reasonably be expected to materially and adversely affect the ability of the Corporation to perform its obligations under this Agreement.
  Shareholder Capacity. No Shareholder, and no Person executing this Agreement on behalf of a Shareholder, who is or becomes during the Term a director or officer of Odyssey or any of its Affiliates, shall be deemed to have made any agreement or understanding herein in such Person’s capacity as a director or officer, or to have agreed to take or refrain from taking any action in such capacity, to the extent such action or inaction is required to comply with such Person’s fiduciary duties or other legal obligations under applicable Law. Any action taken or not taken by a Shareholder or such Person in his or her capacity as a director or officer of Odyssey or any of its Affiliates shall not be deemed to constitute a breach of this Agreement. Each Person executing this Agreement on behalf of a Shareholder does so solely in such Person’s capacity as a representative of such Shareholder, and nothing herein shall limit or affect any actions taken (or failures to act) by such Person in such Person’s capacity as a director or officer of Odyssey or any of its Affiliates.
  Specific Performance. Shareholder hereby acknowledges and agrees that: (a) the covenants, obligations, and agreements set forth in this Agreement relate to special, unique, and extraordinary matters; (b) the Corporation and AOM are entering into the Merger Agreement in reliance upon such covenants, obligations, and agreements; and (c) irreparable harm would result, and monetary damages would not be an adequate remedy, if any such covenants, obligations, or agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Shareholder agrees that the Corporation and AOM shall be entitled to seek and obtain injunctive relief, specific performance, or other equitable relief to prevent or cure any breach or threatened breach of this Agreement, without the necessity of proving actual damages or posting any bond or other security, and Shareholder hereby irrevocably waives any requirement for the posting of any such bond or security. Shareholder further agrees that it shall not oppose the granting of any injunction, decree of specific performance, or other equitable relief on the ground that the Corporation or AOM has an adequate remedy at law or that such equitable relief is otherwise inappropriate. Without limiting the foregoing, Shareholder acknowledges and agrees that, during the Term, the Corporation and AOM shall be entitled to seek specific performance to enforce the terms and provisions of this Agreement and to prevent or cure breaches of the covenants required to be performed by Shareholder, in addition to any other remedies available at law or in equity, including the right to terminate this Agreement in accordance with its terms. Shareholder further agrees that it shall not take any position in any legal proceeding relating to this Agreement that is inconsistent with the terms of this Section 10.
  Amendment. This Agreement may be amended by the parties hereto at any time by execution and delivery of an instrument in writing signed by each of the parties hereto, or in the case of a waiver by a party, signed by the party to whom such right hereunder inures.
  Extension and Waiver. The Corporation and AOM, on the one hand, and any Shareholder, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement in any one instance shall be deemed to be a further or continuing waiver of such condition or breach or a waiver of any other condition or breach of any other provision contained herein.
  Notices. Notices and communications under this Agreement shall be made in writing to a party at the email address set forth immediately after such party’s signature block on the signature pages to this Agreement. A party’s email address for notices or communications may be amended by providing notice of such amendment to the other parties as provided in this Section 13. Notice shall be deemed given when sent with proof of successful transmission.
  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, relating to such subject matter. Each party hereto acknowledges and agrees that, in entering into this Agreement, it has not relied on any promises, assurances, statements or representations, written or oral, other than those expressly set forth in this Agreement.
  Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign, directly or indirectly (including by operation of Law), this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto.
  Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail (including .pdf or other electronic format) or other electronic transmission shall be as effective as delivery of a manually executed counterpart.
  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflict of laws or choice of laws rules or principles that would cause or permit the application of the Laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.
  Consent to Jurisdiction, Etc. Each party hereto irrevocably agrees that any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (each, a “Legal Dispute”) shall be brought exclusively in the state courts of the State of New York located in the Borough of Manhattan in the City of New York or, if federal jurisdiction exists, in the federal courts of the United States located in the Borough of Manhattan in the City of New York. Each such party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts (and the appropriate appellate courts therefrom) and waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue in such courts or any claim that such forum is inconvenient. During the pendency of any Legal Dispute filed in accordance with this Section 18, all actions, suits or proceedings relating to such Legal Dispute (including any counterclaim, cross-claim or interpleader) shall be subject to the exclusive jurisdiction of such court. Each party hereto irrevocably waives, and shall not assert as a defense in any Legal Dispute, that: (a) such party is not subject to the jurisdiction of such courts; (b) such action, suit or proceeding may not be brought or is not maintainable in such court; (c) such party’s property is exempt or immune from execution; (d) such action, suit or proceeding is brought in an inconvenient forum; or (e) the venue is improper. A final judgment in any Legal Dispute described in this Section 18, following expiration of the period permitted for appeal (and subject to any stay during appeal), shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY in any Legal Dispute relating to this Agreement or the transactions contemplated hereby.
  Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable under any applicable Law or public policy, the remaining terms, conditions and provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not materially adversely affected with respect to any party hereto. Upon such determination, the parties hereto shall negotiate in good faith to amend this Agreement so as to effect, to the maximum extent possible, the original intent of the parties in a manner that is valid, legal and enforceable and that permits the transactions contemplated hereby to be consummated as originally contemplated.
  Confidentiality. Shareholder hereby agrees (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) except as required by law or legal process, not to divulge any such non-public information to any third party.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

Odyssey Marine Exploration, Inc., as the Corporation

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American Ocean Minerals Corporation, as AOM

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Two Seas Capital LP, as Shareholder

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